EXHIBIT 5

[Letterhead of Vulcan Materials Company]

May 13, 2016

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Ladies and Gentlemen:

In my capacity as General Counsel and Secretary for Vulcan Materials Company, a New Jersey corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) in form as proposed to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of 8,000,000 shares (the “Shares”) of the common stock, par value $1.00 per share, of the Company (the “Common Stock”), under the Vulcan Materials Company 2016 Omnibus Long-Term Incentive Plan (the “Plan”), and in this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock.

This opinion is rendered as of the date hereof and I assume no obligation to modify, update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention, or any changes in laws which may hereafter occur.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, I hereby consent to the inclusion of the statements made in reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Yours very truly,

/s/ Jerry F. Perkins Jr.
Jerry F. Perkins Jr.
General Counsel and Secretary